Exhibit 99.2

AVNET COMPLETES OFFERING OF $300 MILLION OF NOTES

Phoenix, AZ – June 22, 2010 – Avnet, Inc. (NYSE:AVT) today announced the completion of its public offering of $300 million aggregate principal amount of 5.875% Notes due 2020. The joint book-running managers for the offering were Banc of America Securities LLC and J.P. Morgan Securities Inc.

This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction.

A prospectus relating to this offering may be obtained by contacting Banc of America Securities LLC at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212-834-4533.

About Avnet

Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of US $16.23 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

SOURCE: Avnet, Inc.

Avnet, Inc.
Investor Relations
Vincent Keenan, 480-643-7053
Vice President, Investor Relations
Vincent.keenan@avnet.com